Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration on Form N-2 of Oaktree Asset-Backed Income Private Fund Inc. our report dated January 31, 2025, relating to the financial statements of Oaktree Asset-Backed Income Private Fund Inc. as of and for the period from January 23, 2025 (commencement of operations) to January 29, 2025, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” appearing in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 31, 2025